Exhibit 99.1
                                                                    ------------

   SIMTEK SECURES REVOLVING CREDIT AGREEMENT WITH WELLS FARGO BUSINESS CREDIT

        Agreement will provide up to $3.0 million of additional liquidity

COLORADO SPRINGS, Colorado- June 7, 2006 - Simtek Corporation (OTC Bulletin
Board: SRAM ), the inventor, pioneer, and world's leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today announced that it has signed a revolving credit agreement with Wells Fargo Business Credit. The agreement provides Simtek with up to $3.0 million of additional cash availability, based on eligible accounts receivable.

Brian Alleman, Chief Financial Officer, stated "We expect this new credit facility will provide Simtek with additional liquidity for the working capital needed to support our continued revenue growth. It also highlights increased credibility in the financial market based on Simtek's consistent operational improvements and execution to its strategic plan."


About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.


Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com